Exhibit 21.1

List of Subsidiaries of Party City Holdco Inc.

Name	State/Country of Organization or Incorporation
Amscan Asia Limited	Hong Kong
Amscan Canada Inc.	Ontario
Amscan Custom Injection Molding, LLC	Delaware
Amscan de Mexico S.A. de C.V.	Mexico
Amscan Europe GmbH	Germany
Amscan Holdings Limited	United Kingdom
Amscan Inc.	New York
Amscan International Limited	United Kingdom
Amscan Mauritius Company Limited	Mauritius
Amscan NM Land, LLC	Delaware
Amscan Party Goods Pty. Limited	Australia
Amscan Purple Sage, LLC	Delaware
Am-Source, LLC	Rhode Island
Anagram Eden Prairie Property Holdings LLC	Delaware
Anagram France S.C.S.	France
Anagram International Holdings, Inc.	Minnesota
Anagram International Inc.	Minnesota
Anagram International LLC	Nevada
Baja Pacific Paper, S. de R.L. de C.V.	Mexico
Balloon Agencies Pty Ltd.	Australia
Christy Dressup Limited	United Kingdom
Christy’s By Design Limited	United Kingdom
Christy Garments and Accessories Limited	United Kingdom
Convergram de Mexico S. de R.L. (49.9% owned)	Mexico
Eastlake Manufacturing de Mexico S.A. de C.V.	Mexico
Everts Malaysia SDN BHD	Malaysia
Festival S.A.	Madagascar
Granmark S.A. de C.V. (85% owned)	Mexico
Guangzhou Christy Trading Company Limited	China
Kazzam, LLC (26% owned)	Delaware
Livario GmbH	Germany
Mindvent AG	Switzerland
Party City Corporation	Delaware
Party City Holdings Inc.	Delaware
Party Delights Ltd.	United Kingdom
Party HQ Ltd. (65% owned)	United Kingdom
Party Horizon Inc.	Delaware
PC Nextco Holdings, LLC	Delaware
PC Nextco Finance, Inc.	Delaware
PC Intermediate Holdings, Inc.	Delaware
PD Retail Group Ltd. (82.5% owned)	United Kingdom
Print Appeal, Inc. (70% owned)	Texas
Riethmüller (Polska) Sp.z.o.o.	Poland
Trisar, Inc.	California
Webdots GmbH	Germany

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